EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2005 (June 10, 2005 as to the effects of the restatement described in Note 15 and July 28, 2005 as to Note 14) relating to the consolidated financial statements and financial statement schedule of MWI Holdings, Inc. and subsidiary as of September 30, 2004 and 2003 and for the years then ended and the period from June 18, 2002 to September 30, 2002 (“Successor Company Operations”) and MWI Veterinary Supply Co. and subsidiary for the period from October 1, 2001 to June 17, 2002 (“Predecessor Company Operations”) (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the formation and acquisition of the Company and the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity and a paragraph relating to the restatement described in Note 15 to the consolidated financial statements), appearing in Registration Statement No. 333-124264 on Form S-1 of MWI Veterinary Supply, Inc.

/s/ DELOITTE AND TOUCHE LLP

August 26, 2005
Boise, Idaho